UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Allied Healthcare Products, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and

0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

October 8, 2012

To our shareholders:

Continued budget constraints for hospitals and government entities and uncertainty about future healthcare legislation during a presidential election year combined to depress Allied Healthcare Products sales in fiscal 2012. Sales fell about 7 percent, from about $46.8 to $43.4 million. As a result, Allied incurred a loss for the year of a negative $424,000, or negative 5 cents per share. The previous year the company recorded a profit of $204,000, or 3 cents per share.

Additional factors that worked against Allied in the year included unanticipated delays – and costs – in new product development for our new carbon dioxide absorbent Litholyme® used in anesthesia procedures and the AHP300 ventilator designed for mass casualty and transport markets.

Development costs for Litholyme™ are behind us, and we have positive market feedback on its prospects for new sales revenue in the new fiscal year. Also, virtually all development costs for the AHP300 ventilator have been incurred and, with anticipated regulatory approvals, it will go to market in the third quarter of fiscal 2013.

We thank Allied shareholders for their continued support.

Sincerely

/s/Earl R. Refsland	/s/ John D. Weil

Earl R. Refsland	John D. Weil

President and Chief Executive Officer	Chairman